Exhibit 99.1

Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

News Release
October 23, 2013

First National Corporation Reports 80% Increase in Net Income

Strasburg, Virginia (October 23, 2013) --- First National Corporation (the “Company”) (OTCBB: FXNC), the parent company of First Bank (the “Bank”), reported earnings of $1.2 million, or $0.21 per basic and diluted share, for the quarter ended September 30, 2013.

Selected Financial Highlights

•	Strong financial results:
o	Net income of $1.2 million, up 80% from third quarter 2012
o	Return on average assets (ROA) of 0.92%
o	Return on average equity (ROE) of 11.44%
•	Continued improvement in asset quality:
o	Nonperforming assets down 17%
o	Classified loans down 29%
o	Provision for loan losses down $530 thousand
•	Strong capital levels:
o	Total risk-based capital of 16.57%
o	Tier 1 capital of 15.30%
o	Leverage ratio of 10.61%

“We are extremely pleased with our strong financial performance in the third quarter,” said Scott Harvard, President and CEO.  “ROA of 0.92% is closer to historical norms, thanks to continued improvement in asset quality, strong revenues and expense management.  Our renewed focus on being a trusted advisor for customers has resulted in significant new and expanded relationships in our markets.  We believe that community banking remains a business where people and relationships still matter.”

Third Quarter Earnings

Net income was $1.2 million for the third quarter of 2013, compared to $688 thousand for the same period of 2012.   The increase in earnings for the third quarter was primarily due to lower provision for loan losses from improving asset quality, combined with stable revenues and noninterest expenses.  The provision for loan losses decreased $530 thousand compared to third quarter 2012.  Return on average assets was 0.92% compared to 0.52% for the third quarter of 2012.  Return on average equity was 11.44% for the third quarter of 2013 compared to 6.11% for the third quarter of 2012.  After the effective dividend on preferred stock, net income available to common shareholders totaled $1.0 million or $0.21 per basic and diluted share, for the third quarter of 2013, compared to $462 thousand, or $0.09 per basic and diluted share, for the same period of 2012.

Net interest income totaled $4.6 million for the third quarter of 2013, compared to $4.7 million for the same period one year ago.  The net interest margin decreased to 3.68%, while average earning assets increased by $3.5 million.  Excluding gains on sales of securities, noninterest income was up 13% compared to the same period of 2012, primarily from an increase in service charges on deposits.  Including gains on sales of securities, noninterest income remained relatively unchanged at $1.6 million when comparing the two periods.

Noninterest expense remained essentially unchanged at $4.6 million when comparing the third quarter of 2013 to the same quarter in 2012.  Marketing, legal and professional, and other operating expenses decreased $204 thousand while expenses related to other real estate owned increased $174 thousand.

Year-to-Date Earnings

Net income totaled $2.5 million for the nine months ended September 30, 2013 compared to $1.9 million for the same period one year ago. Return on average assets was 0.62% and return on average equity was 7.48% for the nine months ended September 30, 2013, compared to 0.47% and 6.18%, respectively, for the same period in 2012.

Net interest income was $13.9 million compared to $14.6 million for same period in 2012.  Noninterest income, excluding gains on sale of securities and a one-time gain on termination of a post-retirement obligation, increased 7% to $4.6 million compared to $4.3 million for the same period one year ago. The increase in noninterest income was primarily driven by revenues from bank owned life insurance and trust and investment advisory fees.

Noninterest expense increased 4% to $14.5 million for the nine months ended September 30, 2013 compared to $14.0 million for the same period in 2012.  Salaries and employee benefits increased $333 thousand to $7.5 million compared to $7.2 million.  Other operating expenses increased $145 thousand to $2.1 million, compared to $1.9 million for the same period one year ago. Other operating expenses increased primarily from the decision to terminate a land lease for branch expansion that resulted in a one-time charge to earnings.  Income tax benefit totaled $468 thousand for the nine months ended September 30, 2013.  The income tax benefit was impacted by the sale of other real estate owned and loan charge-offs during the period.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2012, which can be accessed from the Company’s website at www.fbvirginia.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the bank holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 10 office locations located throughout the northern Shenandoah Valley region of Virginia, which includes Shenandoah County, Warren County, Frederick County and the City of Winchester.  Banking services are also accessed from the Bank’s website, www.fbvirginia.com, and from a network of ATMs located throughout its market area.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Nine Months Ended
Income Statement	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Interest and dividend income
Interest and fees on loans	$4,673	$5,189	$14,422	$16,001
Interest on federal funds sold	-	3	-	12
Interest on deposits in banks	18	11	45	19
Interest and dividends on securities available for sale:
Taxable interest	498	494	1,313	1,542
Tax-exempt interest	79	55	228	228
Dividends	18	19	56	57
Total interest and dividend income	$5,286	$5,771	$16,064	$17,859

Interest expense
Interest on deposits	$572	$928	$1,910	$2,874
Interest on trust preferred capital notes	55	60	166	182
Interest on other borrowings	30	47	89	192
Total interest expense	$657	$1,035	$2,165	$3,248

Net interest income	$4,629	$4,736	$13,899	$14,611
Provision for loan losses	275	805	2,525	3,455
Net interest income after provision for loan losses	$4,354	$3,931	$11,374	$11,156

Noninterest income
Service charges on deposit accounts	$627	$544	$1,550	$1,569
ATM and check card fees	373	369	1,071	1,129
Trust and investment advisory fees	406	365	1,233	1,079
Fees for other customer services	86	78	302	283
Gains on sale of loans	47	51	171	143
Gains on sale of securities available for sale	-	167	-	1,285
Losses on sale of premises and equipment, net	-	2	-	2
Other operating income	86	33	833	95
Total noninterest income	$1,625	$1,609	$5,160	$5,585

Noninterest expense
Salaries and employee benefits	$2,411	$2,398	$7,488	$7,155
Occupancy	306	333	980	996
Equipment	302	294	889	907
Marketing	81	120	304	293
Stationery and supplies Legal and professional fees	66 237	67 293	222 635	234 741
ATM and check card fees	176	161	502	480
FDIC assessment	189	176	710	533
Other real estate owned, net	252	78	735	748
Other operating expense	628	737	2,053	1,908
Total noninterest expense	$4,648	$4,657	$14,518	$13,995

Income before income taxes	$1,331	$883	$2,016	$2,746
Income tax provision (benefit)	91	195	(468)	889
Net income	$1,240	$688	$2,484	$1,857
Effective dividend and accretion on preferred stock	229	226	684	677
Net income available to common shareholders	$1,011	$462	$1,800	$1,180

Common Share and Per Common Share Data
Net income, basic and diluted	$0.21	$0.09	$0.37	$0.33
Shares outstanding at period end	4,901,464	4,901,464	4,901,464	4,901,464
Weighted average shares, basic and diluted	4,901,464	4,901,464	4,901,464	3,623,191
Book value at period end	$5.93	$6.21	$5.93	$6.21
Cash dividends	$-	$-	$-	$-

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Key Performance Ratios
Return on average assets	0.92%	0.52%	0.62%	0.47%
Return on average equity	11.44%	6.11%	7.48%	6.18%
Net interest margin	3.68%	3.78%	3.73%	3.93%
Efficiency ratio (1)	69.60%	75.31%	72.62%	71.91%

Average Balances
Average assets	$535,885	$526,908	$535,258	$528,239
Average earning assets	505,888	502,418	504,797	501,268
Average shareholders’ equity	43,001	44,816	44,414	40,115

Asset Quality
Loan charge-offs	$955	$799	$4,300	$2,583
Loan recoveries	77	44	575	240
Net charge-offs	878	755	3,725	2,343
Non-accrual loans	8,000	8,998	8,000	8,998
Other real estate owned, net	3,833	5,323	3,833	5,323
Nonperforming assets	11,833	14,321	11,833	14,321
Loans over 90 days past due, still accruing	2,150	2,176	2,150	2,176
Troubled debt restructurings (accruing)	834	1,578	834	1,578
Special mention loans	23,226	21,719	23,226	21,719
Substandard loans (accruing)	31,119	46,308	31,119	46,308
Doubtful loans	-	-	-	-

	September 30, 2013	September 30, 2012
Capital Ratios
Tier 1 capital	$56,830	$54,138
Total capital	61,562	59,050
Total capital to risk-weighted assets	16.57%	15.39%
Tier 1 capital to risk-weighted assets	15.30%	14.11%
Leverage ratio	10.61%	10.28%

Balance Sheet
Cash and due from banks	$8,649	$6,655
Interest-bearing deposits in banks	29,221	19,564
Securities available for sale, at fair value	105,321	95,839
Restricted securities, at cost	1,804	1,973
Loans, net of allowance for loan losses	354,952	366,703
Premises and equipment, net	17,417	19,181
Interest receivable	1,339	1,581
Other assets	17,752	10,186
Total assets	$536,455	$521,682

Noninterest-bearing demand deposits	$95,609	$83,916
Savings and interest-bearing demand deposits	229,990	207,058
Time deposits	145,664	165,984
Total deposits	$471,263	$456,958
Other borrowings	6,058	6,082
Trust preferred capital notes	9,279	9,279
Other liabilities	6,244	4,540
Total liabilities	$492,844	$476,859

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)
	(unaudited)
	September 30, 2013	September 30, 2012
Balance Sheet (continued)
Preferred stock	$14,525	$14,372
Common stock	6,127	6,127
Surplus	6,813	6,813
Retained earnings	20,199	17,683
Accumulated other comprehensive loss, net	(4,053)	(172)
Total shareholders’ equity	$43,611	$44,823

Total liabilities and shareholders’ equity	$536,455	$521,682

Loan Data
Mortgage loans on real estate:
Construction and land development	$34,404	$44,725
Secured by farm land	1,302	5,924
Secured by 1-4 family residential	142,446	128,354
Other real estate loans	155,389	169,198
Loans to farmers (except those secured by real estate)	2,130	2,067
Commercial and industrial loans (except those secured by real estate)	19,186	22,149
Consumer installment loans	5,420	7,452
Deposit overdrafts	187	109
All other loans	6,363	774
Total loans	$366,827	$380,752
Allowance for loan losses	11,875	14,049
Loans, net	$354,952	$366,703

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned expenses and the loss on land lease termination by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on sales of securities and premises and equipment and the gain on termination of the split dollar liability.  Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2013 and 2012 was 34%. Net interest income on a tax equivalent basis was $4,691 and $4,772 for the three months ended September 30, 2013 and 2012, respectively, and $14,076 and $14,750 for the nine months ended September 30, 2013 and 2012, respectively. Adjusted noninterest income was $1,625 and $1,440 for the three months ended September 30, 2013 and 2012, respectively, and $4,617 and $4,298 for the nine months ended September 30, 2013 and 2012, respectively. Adjusted noninterest expense was $4,396 and $4,579 for the three months ended September 30, 2013 and 2012, respectively, and $13,574 and $13,247 for the nine months ended September 30, 2013 and 2012, respectively.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.